FOR IMMEDIATE RELEASE

Nitches, Inc. announces first quarter fiscal 2008 results:
Order backlog up 35% on sales growth across product lines including new Paula Deen® dinnerware

     SAN DIEGO, California, January 24, 2008 – Nitches, Inc. (NASDAQ-NICH) announced today its results for the three months ended November 30, 2007. Highlights include:

  Order backlog of $35.7 million versus $26.4 million at the same time last year
  Positive retailer response to new Paula Deen® dinnerware line shipping March 2008

     Consolidated net sales for the first quarter of fiscal 2008 decreased 6.5% to $33.1 million versus $35.4 million for the first quarter of 2007. The sales decrease was attributable primarily to a decrease in shipments of Fall men’s sportswear product to Wal-Mart, offset partially by increased shipments of our women’s sleepwear and private label apparel.

     The Company earned consolidated net income of $458,000 for the first quarter of fiscal 2008 versus $1,217,000 in the prior year. First quarter earnings per basic share were $.08 versus income of $.25 per share for the first quarter of fiscal 2007. Fully diluted earnings per share were $.08 in the current period versus $.24 in the prior quarter. Earnings were negatively impacted in the current period by lower realized gross margins due to pricing pressures from retailers amid a weakening retail environment.

     At November 30, 2007, the Company had unfilled customer orders of $35.7 million compared to $26.4 million at the same time last year, with such orders generally scheduled for delivery by May 2008 and May 2007, respectively. The increase of $9.3 million reflects sales order growth across all product lines. Most notably, the higher volume of orders for men’s sportswear includes an increase in orders for Spring merchandise from Wal-Mart, while an increase in orders for home décor products reflects the initial launch of Paula Deen® licensed dinnerware and related items.

     The Company has entered into a license agreement with Food Network TV personality Paula Deen to design, produce and market the Paula Deen® At Home Collection of dinnerware, tableware, drinkware, picnicware, table linens, aprons, and tableware accessories. Paula Deen is an internationally recognized chef and best selling author.

     “Through our entry into dinnerware and related items with the Paula Deen® At Home Collection we seek to capitalize on a highly visible personality and strong national brand”, stated Steve Wyandt, Nitches’ Chairman and CEO. “With this new initiative we are pursuing the higher gross margins that the dinnerware product category is known to generate. We also expect to favorably leverage the sourcing and distribution infrastructure of Nitches and specifically our home décor division.”

     The Paula Deen® At Home Collection will debut at Belk, Dillard’s, and Linens-‘n-Things in March of 2008. The collection is being sold to department stores, specialty stores, national home and houseware chains, and the Paula Deen stores, restaurants, and online catalog. QVC is designated as the exclusive television-based direct marketing channel. Nitches will be presenting the Paula Deen® At Home Collection at the 2008 International Home+Housewares Show at McCormick Place in Chicago, Illinois, scheduled to be held on March 15th-19th. Paula Deen is the keynote speaker at this event and will be giving cooking demonstrations. For more information visit www.housewares.org/show/info/events.aspx. To learn more about Paula Deen visit www.pauladeen.com and www.cookingwithpauladeen.com.

10280 Camino Santa Fe ● San Diego, California 92121 ● www.nitches.com ● Fax: 858.625.0746

     Nitches, Inc. has been designing and marketing quality products for niche markets since 1971. The Company markets sleepwear, robes, loungewear, and daywear under the following brands: Gossard®, Princesse tam tam®, Shock Absorber®, Derek Rose®, Eminence®, Crabtree & Evelyn®, Anne Lewin®, Dockers® and Claire Murray®. The Company produces women’s western wear and outerwear by Adobe Rose®, Saguaro® and Southwest Canyon®. The Company’s menswear offerings include Nat Nast®, So-Cal Speed Shop®, Dockers® and Newport Blue® swimwear and graphic t-shirts, The Skins Game golf apparel ®,and ZOIC® performance cycling apparel. The Company also distributes candles and home accessories under the Bill Blass® Home Décor brand and dinnerware under the Paula Deen® brand. The Company’s products are sold to better department stores, specialty boutiques, moderate department stores, and national and regional discount department stores and chains. Additionally, the Company develops and manufactures private label products for many leading retailers and multi-channel marketers.

     The Company is headquartered in San Diego, California with offices in New York City, Los Angeles, Dallas, and Hong Kong. The Company’s shares are traded on the NASDAQ Capital Market under the symbol NICH. Visit our web site at www.nitches.com.

     Backlog amounts include both confirmed orders and unconfirmed orders that the Company believes, based on industry practice and past experience, will be confirmed. While cancellations, rejections and returns have generally not been material in the past, there can be no assurance that such action by customers will not reduce the amount of sales realized from the backlog of orders at a given point in time. The amount of unfilled orders at any given time is affected by a number of factors, including the timing of the receipt and processing of customer orders and the scheduling of the manufacture and shipping of the product, which may be dependent on customer requirements.

     Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among other things, a softening of retailer or consumer acceptance of the Company’s products, pricing pressures and other competitive factors, or the unanticipated loss of a major customer. The Company’s results may also differ materially from period to period due to the seasonal nature of the Company’s product lines. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

Contact:	Steve Wyandt
	Web:	http:// www.nitches.com
	E-mail:	ir@nitches.com
	Phone:	(858) 625-2633 (Option # 1: Corporate)

	Three Months Ended
	November 30,
	2007	2006	Change
Net sales	$33,108,000	$35,421,000	$(2,313,000)
Net income	458,000	1,217,000	(759,000)
Earnings per weighted average share:
Basic	$0.08	$0.25	$(0.17)
Diluted	$0.08	$0.24	$(0.16)
Weighted average shares outstanding:
Basic	5,659,644	4,904,056	755,588
Diluted	5,659,644	4,976,808	682,836

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